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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                               June 18, 2001
                     (Date of earliest event reported)

                                SPACEDEV, INC.
           (Exact Name of Registrant as Specified in its Charter)


       Colorado             000-28947              84-1374613
    (State or Other        (Commission            (IRS Employer
    Jurisdiction of       File Number)           Identification
    Incorporation)                                   Number)


                     13855 Stowe Drive, Poway, CA 92064
             (Address of Principal Offices, including zip code)


                               (858) 375-2000
            (Registrant's telephone number, including area code)

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Item 5.     Other Events

Financial Advisory Services Agreement

         On June 18, 2001, Registrant entered into a Financial Advisory Services Agreement ("Financial Advisory Services Agreement") with EMC Holdings Corporation ("EMC") whereby EMC will provide certain advisory services to Registrant. EMC's duties under the agreement include, but are not limited to, the following:

         - Advice regarding the formation of corporate goals and their implementation;
         - Advice regarding the financial structure of Registrant and its divisions or any programs and projects undertaken by them;
         - Advice regarding obtaining financing;
         - Advice regarding Registrant's corporate organization, personnel, and selection of needed specialty skills; and
         - Advice regarding market intelligence implementation.

         Pursuant to the terms of the Financial Advisory Services Agreement, Registrant will pay EMC a cash consulting fee in the aggregate amount of $285,000, or $23,750 per month. The Financial Advisory Services Agreement will terminate on June 18, 2002, but may be renewed for a period of twelve (12) months based on a good faith renegotiation by both parties. Termination of this Agreement is at will by either Party upon immediate written notice by either party.

         The agreement contains cross-indemnification provisions which would require either party to indemnify the other for any losses, claims, damages and liabilities related to or arising in any manner out of any transaction, financing, proposal or any other matter contemplated under the Financial Advisory Services Agreement except damages resulting from the gross negligence or willful misconduct of party claiming indemnity. Indemnification under the agreement is limited to the amount of fees actually paid to EMC for services rendered under the agreement.

Consultant/Advisory Services Agreement

         Simultaneously with the Financial Services Agreement, Registrant also entered into a Consultant/Advisory Services Agreement ("Consultant Agreement") whereby EMC will receive certain equity compensation in exchange for advisory services. EMC's duties under the Consultant Agreement include, but are not limited to, the following:

         - Advice regarding the formation of corporate goals and their implementation;
         - Advice regarding the financial structure of Registrant and its divisions or any programs and projects undertaken by them; and
         - Advice regarding Registrant's corporate organization, personnel, and selection of needed specialty skills.

         In exchange for services rendered under the Consultant Agreement, EMC will receive an aggregate of one million two hundred thousand (1,200,000) shares of Registrant's restricted common stock. The first installment of five hundred thousand (500,000) shares of common stock was issued to EMC on June 26, 2001. Subsequent installments will be issued to EMC as follows:

         - Four hundred thousand (400,000) shares on October 18, 2001; and
         - Three hundred thousand (300,000) shares on December 18, 2001.

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         In addition to the foregoing equity compensation, EMC would receive 10%
of any financing or compensation obtained by Registrant as a result of any introduction of the Company to a potential source of funding or acquisition candidate if the financing transaction is consummated during the term of the Consultant Agreement or during a twelve-month period following termination of the Agreement.

         The Consultant Agreement will terminate on June 18, 2002, but may be renewed for a period of twelve (12) months based on a good faith renegotiation by both parties. However, either party may terminate the Consultant Agreement at any time during its term upon thirty (30) days written notice to the other party.

         The Consultant Agreement, like the Financial Advisory Services Agreement, contains cross-indemnification, which would require either party to indemnify the other for any losses, claims, damages and liabilities related to or arising in any manner out of any transaction, financing, proposal or any other matter contemplated under the Consultant Agreement except damages resulting from the gross negligence or willful misconduct of party claiming indemnity. Indemnification under the agreement is limited to the amount of fees actually paid to EMC for services rendered under the agreement.

         The Consultant Agreement includes a provision whereby the following members of Registrant's management would agree not to dispose of any shares, options or warrants held by them in Registrant during the term of the agreement:
James W. Benson, Susan Benson, Charles H. Lloyd and Staley W. Dubyn. In exchange for the lock-up of securities held by management, EMC has agreed that it will not dispose of any of the common stock issued to it under the Consultant Agreement for the term of that agreement.

Item 7.     Exhibits

         10.1     Financial Advisory Services Agreement, dated June 18, 2001.
         10.2     Consultant/Advisory Services Agreement, dated June 18, 2001

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                              SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            SPACEDEV, INC.


Dated: July 18, 2001                      By:  /s/ James W. Benson
                                            ------------------------
                                            Name:  James W. Benson
                                            Title: Chief Executive Officer